                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant                        [X]
Filed by a Party other than the registrant     []

Check the appropriate box:
[X]   Preliminary Proxy Statement (Amendment No. 1)
[ ]   Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14a-12

                             Biomune Systems, Inc.
 .............................................................................
               (Name of Registrant as Specified in Its Charter)

 .............................................................................
    (Name of Person(s) Filing Proxy Statement If Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
      Item 22(a)(2) of Schedule 14A.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:
            ..................................................................
      2)    Aggregate number of securities to which transaction applies:
            ..................................................................
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
            ..................................................................
      4)    Proposed maximum aggregate value of transaction:
            ..................................................................
      5)    Total fee paid:
            ..................................................................

[ ]   Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1)    Amount Previously Paid:...........................................
      2)    Form, Schedule or Registration Statement No.......................
      3)    Filing Party:.....................................................
      4)    Date Filed:.......................................................

------------------------------------------------------------------------------

                              BIOMUNE SYSTEMS, INC.
                             2401 South Foothill Drive
                          Salt Lake City, Utah 84109-1405
                                   (801) 466-3441

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              TO BE HELD JUNE 23, 1999

To the Shareholders:

      Notice is hereby given that the Annual Meeting of the Shareholders of BIOMUNE SYSTEMS, INC., a Nevada corporation (the "Company") will be held at the Marriott Hotel, 75 South West Temple, Salt Lake City, Utah 84101, on June 23, 1999, at 10:00 a.m., Mountain Time, for the following purposes:

      1) To elect five directors to serve as the Board of Directors until the next annual meeting of shareholders or until successors are duly elected and qualified;

      2) To approve the Board of Directors' selection of Tanner + Company, as the Company's independent public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 1999;

      3) To approve the adoption of the 1999 Stock Option Plan, which will authorize an aggregate of 500,000 shares of common stock to be used for awards to directors, management, employees and consultants of the Company and its subsidiaries;

      4) To authorize the Board of Directors to issue shares of common stock upon conversion of the Company's Series F Preferred and Series J Preferred based on a discount to the market price of the Company's common stock at the time of conversion, including, if necessary, shares in excess of 20% of the issued and outstanding common stock of the Company;

      5) To approve the adoption of articles of amendment to the Company's Articles of Incorporation to change the name of the Company to Optim Nutrition, Inc.; and

      6) To consider and act upon any other matters that properly may come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on May 5, 1999 as the record date to determine the shareholders entitled to receive notice of, and to vote at, the Annual Meeting of Shareholders and any adjournment thereof. A list of such shareholders will be available for examination by the shareholders for purposes germane to the meeting during ordinary business hours at the offices of the Company at 2401 South Foothill Drive, Salt Lake City, Utah, during the ten days prior to the meeting.

      Please date, sign and return the enclosed proxy which is solicited by the Board of Directors of the Company. Unless otherwise marked, the proxy will be voted as indicated in the accompanying proxy statement and proxy. Your vote is important. Return the enclosed proxy promptly in the enclosed return envelope whether or not you expect to attend the meeting. Giving your proxy as requested hereby will not affect your right to vote in person should you decide to attend the Annual Meeting. The return envelope requires no postage if mailed in the United States. If mailed elsewhere, sufficient postage must be affixed. Your proxy is revocable at any time before the meeting.

                                          By Order of the Board of Directors,



                                          Michael G. Acton, President and CEO
                                          Salt Lake City, Utah



May 5, 1999

[LOGO]



                            BIOMUNE SYSTEMS, INC.
                          2401 South Foothill Drive
                       Salt Lake City, Utah 84109-1405
                                (801) 466-3441
                        ------------------------------

                               PROXY STATEMENT
                        ------------------------------

                        ANNUAL MEETING OF SHAREHOLDERS
                                JUNE 23, 1999

      The enclosed proxy is solicited by and on behalf of the Board of Directors of BIOMUNE SYSTEMS, INC. ("Biomune" or the "Company") for use in voting at the Annual Meeting of Shareholders to be held at the Marriott Hotel, 75 South West Temple, Salt Lake City, Utah 84101, on June 23, 1999, at 10:00 a.m., Mountain Time, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice.

Record Date and Share Ownership

      The close of business on May 5, 1999 (the "Record Date"), has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date there were __________ shares of the Company's common stock, par value $.0001 per share, outstanding and entitled to vote. Also at the Record Date there were _______ shares of the Company's Series A 10% Cumulative Convertible Preferred Stock ("Series A Preferred") issued and outstanding. Shareholders holding at least a majority of the outstanding shares of common stock and Series A Preferred represented in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. An appointment of proxy is revoked upon the death or incapacity of the shareholder if the Secretary or other officer of the Company who is authorized to tabulate votes receives notice of such death or incapacity before the proxy exercises his authority under the appointment. For a description of the principal holders of such stock, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" below.


This Proxy Statement and the enclosed Proxy are being mailed to shareholders on or about May 5, 1999.

Voting and Solicitation

      Each outstanding share of common stock as of the Record Date will be entitled to one (1) vote on each matter submitted to a vote at the Annual Meeting. Each outstanding share of Series A Preferred will be entitled to one
(1) vote for each whole share of common stock into which each such share of Series A Preferred may be converted as of the Record Date on each matter submitted to a vote at the Annual Meeting.

      Assuming a quorum is present, a plurality of votes cast at the meeting in person or by proxy by the shares of common stock and the Series A Preferred (as described above) entitled to vote in the election of directors will be required to elect each director and to ratify the selection of independent public accountants. On all other issues, a majority of the shares cast at the meeting on the proposals will be sufficient to approve or defeat those proposals. Broker non-votes and abstentions will be counted toward establishing the presence of a quorum, but they will not affect the vote on any other issue before the meeting.

The Company will bear the cost of solicitation of proxies pursuant to this notice and proxy statement.

Matters to be Brought Before the Annual Meeting

      The matters to be brought before the Annual Meeting include the following:

      o     the election of a Board of Directors consisting of five directors;

      o ratification of the appointment of Tanner + Company, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 1999;

      o approval of the 1999 Stock Option Plan, authorizing an aggregate of 500,000 shares of common stock to be used for awards to directors, management, employees and consultants of the Company and its subsidiaries;

      o authorization of the issuance of shares of common stock upon conversion of the Company's Series F Preferred and Series J Preferred in accordance with the rights and preferences of each such series, even if the number of shares to be so issued exceeds 20% of the issued and outstanding common stock of the Company;

      o amend the articles of incorporation of the Company to change the name of the Company to Optim Nutrition, Inc.; and

      o other matters that properly may come before the meeting or any adjournment thereof.

      Each proposal is described in more particular detail in the following pages. You are encouraged to read this information carefully in voting your shares. You may attend the meeting in person or you may vote by completing and returning the enclosed proxy card to the Company.

                     PROPOSAL 1 -- Election of Directors

      The Company's Bylaws provide that the number of directors shall be determined from time to time by the shareholders or the Board of Directors, but that there shall be no less than three. Presently the Company's Board of Directors consists of five members, all of whom are nominees for election at the Annual Meeting. Each director elected at the Annual meeting will hold office until his successor is elected and qualified, or until the director resigns, is removed or becomes disqualified. A plurality of votes cast by the shares entitled to vote in the election of directors will be required to elect each director. Unless marked otherwise, proxies received will be voted for the election of each of the nominees named below. If any such person is unable or unwilling to serve as a director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies will be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced accordingly. The Board of Directors has no reason to believe that any of such nominees will be unwilling or unable to serve if elected as a director. The nominees for consideration at the Annual Meeting are as follows:

      o      Michael G. Acton
      o      Aaron Gold, D.D.
      o      Christopher D. Illick
      o      Thomas Q. Garvey III, M.D.
      o      Charles J. Quantz, Esq.

The Board of Directors recommends a vote FOR each nominee to the Board of Directors.

                       Directors and Executive Officers

      At April 14, 1999, the directors and executive officers of the Company were as follows:

    Name                       Age              Position

Christopher D. Illick          58               Director, Chairman of the Board
Michael G. Acton               35               Director, Chief Executive
                                                Officer, President
Thomas Q. Garvey III, M.D      55               Director
Aaron Gold, D.D.               70               Director
Charles J. Quantz, Esq.        70               Director

      Christopher D. Illick joined the Company as a Director in February 1995. He has been a Director of Optim since May 1, 1996. In July 1998, Mr. Illick was elected Chairman of the Board of Directors of the Company. Mr. Illick is Sr. Vice President of Brean Murry & Co., Inc., an investment banking firm. Since March 1995, Mr. Illick has been a limited partner in the investment banking firm of Oaks Fitzwilliams & Co., L.P. in New York City, New York. He has also been a general partner of Illick Brothers, a real estate and management concern since 1965, and was the founder and President of the U.S. subsidiary of Robert Fleming Holding, Ltd. of London, England, from 1973 to 1983. Mr. Illick is also a member of the board of directors of USA Detergents and Shells Seafood Restaurants.

      Michael G. Acton, C.P.A., has been Chief Executive Officer of the Company since June 1998. Prior to that time, Mr. Acton was the Chief Financial Officer since July 1997 and Controller of the Company since October 1994. He was the President of Volu-Sol from March 15, 1996 until March 1997 and was Chief Executive Officer and Chairman of Volu-Sol from March 1997 until its divestiture in October 1997. From June 1989 through October 1994, Mr. Acton was employed by Arthur Andersen LLP in Salt Lake City, Utah, where he performed various tax, audit and business advisory services. Mr. Acton received a Bachelor of Science Degree in Accounting in 1988 and a Master of Professional Accountancy Degree in 1989, both from the University of Utah. He is a Certified Public Accountant in the State of Utah.

      Thomas Q. Garvey III, M.D. joined the Company as a Director in April 1994. He is also a member of the Company's scientific advisory board and a scientific and regulatory consultant to the Company since November

1992. Dr. Garvey has also served as a Director of Optim since May 1, 1996. Dr. Garvey is a gastroenterologist in private medical and scientific consulting practice with Garvey Associates, Inc. in Potomac, Maryland, since 1981. Prior to that time, Dr. Garvey was the supervisory medical officer of the Cardio-Renal Drug Products Center of Drug Evaluation at the FDA for approximately five years. Prior to that time, he was in private practice with the Massachusetts General Hospital in Boston, Massachusetts, and with the National Cancer Institute at the National Institutes of Health. As a consultant to various pharmaceutical companies, Dr. Garvey has developed, written and consulted on many new drug applications and has assisted the Company in preparing its investigational new drug applications and the development of protocols for clinical trials of the Company's proposed drug products.

      Aaron Gold, D.D. has been a Director of the Company since April 1984 and a Director of Optim since May 1, 1996. Dr. Gold has been a businessman and religious leader in San Diego, California since 1974. Between July 1974 and September 1992, Dr. Gold was a Rabbi with the Tiferth Israel Synagogue in San Diego, California. From July 1994 to the present he has been a Rabbi with the Nertamid Synagogue in Rancho Bernardo, California. He holds a Doctor of Divinity Degree from the Jewish Theological Seminary of America and a Doctorate in Philosophy from Columbia University.

      Charles J. Quantz has been a Director of the Company since April 1984 and a Director of Optim since May 1, 1996. Mr. Quantz was a practicing attorney in California for twenty-six years prior to his retirement in 1981.

      No family relationships exist between or among any of the Company's officers and directors. In addition to the above executive officers and directors, the following persons manage the operating subsidiaries of the
Company:

      Randy Olshen. Mr. Olshen has been President of Optim since August 1998. Prior to joining the Company, Mr. Olshen was director of sales and marketing at Nellson Nutraceutical, where he directed all marketing and research and development activities for the private label business of pharmaceutical, clinical nutrition and medical food companies, worked on new product concept development, coordinated state-by-state medical reimbursement programs, lobbied for medical food bars to be included on state formularies, managed branded disease specific products, and built customer business and marketing relations with wholesalers, institutions, retailers, physicians, dieticians and patients. Before joining Nellson, Mr. Olshen was employed as business manager for sales and marketing at McGaw, Inc.

      Ira E. Ritter. Mr. Ritter served briefly as President of the Company from July 9, 1997 until January 1998. Prior to joining the Company, Mr. Ritter was the Vice Chairman of Quality King Distributors, a wholesale distributor of health and beauty care, grocery and pharmaceutical products. Since January 1997, Mr. Ritter has been the President of Rockwood and its predecessor companies. Mr. Ritter provides his services to Rockwood on a part-time basis and continues to be active in other business, community and personal pursuits. For the past ten years, Mr. Ritter has been the Chief Executive Officer of Andela Group, Inc., a California venture capital company. From 1983 to 1985, Mr. Ritter was active in the publishing business, founder or co-founder of several successful magazines and the executive publisher of best-selling books. He has also been active in civic and political circles. Mr. Ritter attended California State University at Northridge and founded his first successful magazine, Environmental Quality Magazine at the age of 21.

Board of Directors Committees

      The Board of Directors has a Compensation Committee and an Audit Committee. The Board of Directors does not have and does not intend to establish a Nominating Committee, as such functions will continue to be performed by the entire Board of Directors.

Compensation Committee

      The Compensation Committee makes recommendations to the Board of Directors with respect to the compensation of management employees and administers plans and programs relating to employee benefits, incentives and compensation. The Compensation Committee also determines the persons to whom options should be granted under the Company's Stock Option Plans and the number of options to be granted to each person. The current members of the Compensation Committee are Michael G. Acton, Thomas Q. Garvey III, and Christopher D. Illick. Mr. Acton abstains from all votes of the Compensation Committee with respect to matters involving his compensation.

Audit Committee

      The Audit Committee makes recommendations to the Board of Directors with respect to the engagement of the Company's independent public accountants and reviews the scope and effect of the audit engagement. The current members of the Audit Committee are Michael G. Acton, Charles J. Quantz and Christopher
D. Illick.

      The Company's Board of Directors took action at 5 duly noticed meetings during fiscal year 1998. Each Director attended (or otherwise participated in) at least 75% of all special and regular meetings of the Board of Directors.

                            Executive Compensation

      The following table sets forth the annual and long-term compensation in fiscal years 1998, 1997 and 1996 for services in all capacities to the Company of any person serving as Chief Executive Officer during fiscal year 1998. No other current or former executive officer of the Company received salary or bonus compensation exceeding $100,000 in 1998. No options or long-term incentive plan awards were granted or made to the referenced executive officers, except as noted in the table below:

                          Summary Compensation Table

                           Annual Compensation                       Long-Term Compensation
                                                   Awards                   Payouts

        (a)                    (b)        (c)       (d)        (e)         (f)         (g)        (h)           (i)
---------------------------------------------------------------------------------------------------------------------

                                                                                    Securities
                                                              Other     Restricted  Underlying
                                                              Annual      Stock      Options/    LTIP        All Other
Name and Principal position   Year(1)    Salary    Bonus    Compensation  Awards      SARs(#)   Payouts($) Compensation($)
David G. Derrick,(3)          1998     $ 69,230     -0-         -0-         -0-     349,252(4)    -0-           -0-
CEO/President                 1997     $200,000     -0-         -0-         -0-      31,000       -0-           -0-
Chairman of the Board         1996     $203,000(5)  -0-         -0-         -0-       6,000       -0-           -0-

Michael G. Acton,             1998     $100,000(6)   --         -0-         -0-           0       -0-           -0-
CFO                           1997     $ 80,000      --          --          --       2,500        --            --
President/CEO                 1996     $ 60,000      --          --        2,350      2,350        --            --

-----------------------

(1)   Ended September 30th of each of the fiscal years indicated.

(2) Adjusted to reflect 1-for-10 reverse stock split effective November 10, 1997 and the 1-for-10 reverse split effective December 31, 1998.

(3) Pursuant to a management agreement (the "Management Agreement") between the Company and ADP Management Corporation ("ADP"), through June 15, 1996, ADP provided the Company with the management and administrative services necessary to manage the daily business operations and affairs of the Company and, in addition, furnished the Company with a president or chief executive officer (Mr. Derrick). The Management Agreement with ADP was terminated on June 15, 1996. While that Management Agreement was in force, the Company's Board of Directors determined the dollar amount of compensation that was paid to Mr. Derrick (through ADP). Mr. Derrick and his wife own ADP. The Management Agreement was replaced by an Employment and Non-Competition Agreement, which terminated on September 30, 1997. Mr. Derrick resigned as CEO, President and director of the Company in July, 1998. Mr. Acton replaced Mr. Derrick at that time. Amounts for Mr. Acton for periods prior to July, 1998 were paid to Mr. Acton in his position as Chief Financial Officer of the Company. See "Certain Relationships and Related Transactions. Mr. Derrick served as the Company's President during fiscal year 1995 and to January 1996, from April 1997 to July 1997, and resumed in that position effective January 1998. During all of fiscal years 1995, 1996 and 1997, and continuing to June 1998, he served as the Company's Chief Executive Officer and Chairman of the Board of Directors.

(4)   Includes (a) repricing of options for the purchase of 41,252  shares,  and
      (b) 308,000 shares covered by options held by Harrogate, a limited liability company owned 100% by Mr. Derrick. Mr. Derrick disclaims beneficial ownership of the Harrogate options, given the limitation placed thereon by the Company that their exercise will be permitted if and only to the extent that the ownership of shares acquired upon such exercise, when aggregated with all other shares of the Company's common stock beneficially owned by Mr. Derrick, will not exceed 4.9% of the issued and outstanding common stock of the Company.

(5) Represents salary pursuant to the June 15, 1996 Employment and Non-Competition Agreement plus $3,000 in director's fees paid to Mr. Derrick between October 1, 1995 and June 15, 1996, during which time Mr. Derrick was the Chairman of the Board, but not an employee of the Company.

(6) Mr. Acton was the chief accounting officer and, later, the chief financial officer of the Company until June 1998. For a brief period of time, from September 1997 until January 1998, Ira E. Ritter, President of Rockwood, also served as President of the Company. He received no compensation in such capacity and he resigned in January 1998.



      All of the Company's executive officers and directors have entered into Confidentiality Agreements with the Company and have agreed not to disclose any of the Company's confidential information during the period of service with the Company and for a period of five years thereafter.

Stock Plans

      In December 1992, July 1993, February 1995 and March, 1996, the Company's Board of Directors approved the 1992 Stock Incentive Plan, the 1993 Stock Incentive Plan, the 1995 Stock Incentive Plan, and the 1996 Stock Incentive Plan, respectively. The 1992 Stock Incentive Plan terminated December 31, 1997 and no additional options may be granted under it. As of September 30, 1998, 2370 shares of the Company's common stock were subject to options and issuable upon exercise of options granted previously under the 1992 Stock Incentive Plan. The 1993 Stock Incentive Plan has also terminated. A total of 12,438 shares of common stock were issuable upon exercise of options previously granted and outstanding under the 1993 Stock Incentive Plan at September 30, 1998. No shares of common stock were available for additional grants under the 1995 Stock Incentive Plan, and 19,230 shares of common stock were issuable upon exercise of outstanding options under the Plan at September 30, 1998. As of September 30, 1998, a total of 20,271 shares were issuable upon exercise of options granted under the 1996 Stock Incentive Plan. There are approximately 403,000 shares available for future grants under this plan. A 1999 Stock Option Plan has been adopted by the Board of Directors and is presented to the shareholders in the Annual Meeting for their approval. That plan will have 500,000 shares available for grants to directors, executive officers, employees and consultants to the Company.

Option Grants in Fiscal Year 1998

      The following table sets forth information concerning the grant of stock options and stock appreciation rights (SARs) made under the Company's plans during the fiscal year ended September 30, 1998 to the Chief Executive Officer and President:



                                             Option/SAR Grants in Last Fiscal Year

                                                                               Potential Realizable Value at Assumed
                                                                                   Annual Rates of Stock Price
                                          Individual Grants                        Appreciation for Option Term

            (a)               (b)                (c)               (d)                 (e)              (f)              (g)
                                             % of Total
                            Number of       Options/SARs
                            Securities       Granted to
                            Underlying        Employees        Exercise or
                           Options/SARs       in Fiscal        Base Price           Expiration
     Name                   Granted (#)         Year            ($/Share)              Date            5%($)           10%($)
-----------------------------------------------------------------------------------------------------------------------------------


David G. Derrick(1)         308,000           308,000             $2.00             9/30/2003         $30,800         $61,600

Michael G. Acton                  0                 0               N/A                 N/A              N/A             N/A

______________

      (1) All options granted Harrogate under a marketing services agreement. Mr. Derrick is the sole beneficial owner of Harrogate. However Mr. Derrick disclaims beneficial ownership of such shares. See Summary Compensation Table above.

Aggregated Option Exercises and Fiscal Year-end Option Value

      The following table sets forth information with respect to the exercise of stock options by the Company's Chief Executive Officer and President during the fiscal year ended September 30, 1998, as well as the aggregate number and value of unexercised options held by such officer on September 30, 1998.


                        Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

                                                                        Number of securities
                                                                            Underlying                Value of Unexercised
                                                                        Unexercised options          In-the-Money Options at
                                                                     At September 30, 1998(#)        September 30, 1998 ($)
                        Shares Acquired           Value                   Exercisable                     Exercisable/
Name                      On Exercise           Realized                 Unexercisable                    Unexercisable


David G. Derrick            41,252(1)          $371,268(2)                349,252/-0-                       N/A(3)/-0-

Michael G. Acton                 0(1)                 -                     4,306/-0-                       N/A(3)/-0-

______________



      (1) All share amounts adjusted to reflect 1-for-10 reverse stock split effective November 10, 1997, and the 1-for-10 reverse split effective December 31, 1998. The exercise price was $5.00 per share and the market price on the date of exercise was $14.00 per share (also adjusted for the intervening reverse stock split).

      (2) Shares acquired upon exercise of this option have been pledged as collateral security for the Company's obligation under a loan agreement. See "Certain Relationships and Related Transactions."

      (3)   At September 30, 1998, none of the options were in the money.

Report on Repricing of Options

      In December 1997, the Board of Directors adjusted the exercise price of options previously granted under the Stock Option Plans to certain individuals, including certain of the Named Executive Officers. The Compensation Committee of the Board recommended the changes to bring the exercise prices closer to the market price for the Company's Common Stock at the time of the repricing such that the options continued to provide incentive for the persons who held them. The new exercise price was based on the market price at the close of trading on the date the repricing was adopted. The following table summarizes information concerning the adjustments made to the exercise price of options held by all executive officers of the Company during the past 10 fiscal years.


                                          Ten-Year Option Repricings


        (a)                 (b)              (c)              (d)               (e)             (f)             (g)
                                          Number of          Market
                                         Securities          Price            Exercise                       Length of
                                         Underlying           Of                Price                         Original
                                          Options/          Stock at           At Time                      Option Term
                                            SARs            Time of              Of             New         Remaining at
                                        Repriced or        Repricing          Repricing       Exercise         Date of
                                          Amended         Or Amendment        Or Amend-        Price         Repricing or
 Name and Position         Date             (#)               ($)              ment ($)         ($)           Amendment

-------------------    ----------       -----------       ------------        -----------     ---------       -----------

Michael G. Acton        10/23/96           1,600              $116               $250           $116            4 years
CFO, President, CEO     10/23/96             750               116                200            116            4 years
                         7/28/97           1,600                37                116             37            3 years
                         7/28/97             750                37                116             37            3 years

David G. Derrick (1)    10/23/96           4,000               116                200            116            4 years
Former President        10/23/96           1,400               116                200            116            4 years
and CEO                 10/23/96           6,000               116                200            116            4 years
                         7/28/97           4,000                37                116             37            3 years
                         7/28/97           1,400                37                116             37            3 years
                         7/28/97           6,000                37                116             37            3 years
                         7/28/97           1,000                37                116             37            4 years
                        12/15/97           4,000                 5                 37              5            2 years
                        12/15/97           1,400                 5                 37              5            2 years
                        12/15/97           6,000                 5                 37              5            2 years
                        12/15/97           1,000                 5                 37              5            3 years

James J. Dalton         10/23/96           1,200               116                200            116            4 years
Former Vice President   10/23/96           1,000               116                231            116            4 years
                         7/28/97           1,200                37                116             37            3 years
                         7/28/97           1,000                37                116             37            3 years
                         7/28/97           1,440                37                116             37            4 years
                         7/28/97             750                37                116             37            4 years
Milton G. Adair         10/23/96             750               116                234            116          4.5 years
Former CEO
____________________

(1) Includes options held by ADP Management under a contract by which ADP made Mr. Derrick's services available as President and CEO of the Company.

Executive Compensation Report of the Compensation Committee

      Notwithstanding anything to the contrary set forth in any of the previous filings made by the Company under the Securities Act or the 1934 Act that might incorporate future filings, including, but not limited to, the Company's Annual Report on Form 10-K, in whole or in part, the following Executive Compensation Report and the performance graph appearing herein shall not be deemed to be incorporated by reference into any such future filings.

      This section discusses the Company's executive compensation policies and the basis for the compensation paid to the Company's executive officers, including its former Chief Executive Officer, David G. Derrick, and its current Chief Executive Officer, Michael G. Acton, during the fiscal year ended September 30, 1998.

Compensation Policy

      The Company's policy with respect to executive compensation has been designed to:

      o Adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company's industry;

      o Reward executive officers for the achievement of short-term operating goals and for the enhancement of the long-term value of the Company; and

      o Align the interests of the executive officers with those of the Company's shareholders with respect to short-term operating goals and long-term increases in the price of the Company's Common stock.

      The components of compensation paid to executive officers consist of:

      o     base salary;

      o incentive compensation in the form of annual bonus payments and stock options awarded by the Company under the Company's Stock Incentive Plans; and

      o     certain other benefits provided to the Company's executive officers.

      The Company's Compensation Committee is responsible for reviewing and approving cash compensation paid by the Company to its executive officers and members of the Company's senior management team, including annual bonuses and stock options awarded under the Company's Stock Incentive Plans, selecting the individuals who will be awarded bonuses and stock options under the Stock Incentive Plans, and determining the timing, pricing and amount of all stock options granted thereunder, each within the terms of the Company's Stock Incentive Plans.

      The Company's executive compensation program historically has emphasized the use of incentive-based compensation to reward the Company's executive officers and members of senior management for the achievement of goals established by the Board of Directors. The Company uses stock options to provide an incentive for its officers and employees, including selected members of management, and to reward such officers and employees for achieving goals that have been established for the Company. The Company believes its incentive compensation plan rewards management when the Company and its shareholders have benefitted from achieving the Company's goals and targeted research and development objectives, all of which the Compensation Committee feels will dictate, in large part, the Company's future operating results. The Compensation Committee believes that its policy of compensating officers and employees with incentive-based compensation fairly and adequately compensates those individuals in relation to their responsibilities, capabilities and contribution to the Company, and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company's industry.

Components of Compensation

      The primary components of compensation paid by the Company to its executive officers and senior management personnel, and the relationship of such components of compensation to the Company's performance, are discussed below:

      Base Salary. The Compensation Committee periodically reviews and approves the base salary paid by the Company to its executive officers and members of the senior management team. Adjustments to base salaries are determined based upon a number of factors, including the Company's performance (to the extent such performance can fairly be attributed or related to each executive's performance),  as  well as the  nature  of  each  executive's  responsibilities, capabilities and contributions. In addition, the Compensation Committee periodically reviews the base salaries of its senior management personnel in an attempt to ascertain whether those salaries fairly reflect job responsibilities and prevailing market conditions and rates of pay. The Compensation Committee believes that base salaries for the Company's executive officers are reasonable in relation to the Company's size and performance in comparison with the compensation paid by similarly sized companies or companies within the Company's industry.

      Incentive Compensation. As discussed above, a portion of each executive officer's compensation package is in the form of incentive compensation designed to reward the achievement of short-term operating goals and long-term increases in shareholder value. The Company's Stock Incentive Plans allow the Board of Directors or the Compensation Committee to grant stock options to executive officers and employees for the purchase of shares of the Company's Common stock. Under the terms of the Stock Incentive Plans, the Board of Directors and the Compensation Committee have authority, within the terms of the Stock Incentive Plans, to select the executive officers and employees who will be granted stock options and to determine the timing, pricing and number of stock options to be awarded. The Compensation Committee believes that the stock options granted under the Stock Incentive Plans reward executive officers only to the extent that shareholders have benefitted from increases in the value of the Company's Common stock.

      Other Benefits. The Company maintains certain other plans and arrangements for the benefit of its executive officers and members of senior management. The Company believes these benefits are reasonable in relation to the executive compensation practices of other similarly sized companies or companies within the Company's industry.

Conclusion

      The Compensation Committee believes that the concepts discussed above further the shareholders' interests. At the same time, the Compensation
Committee believes that the program encourages responsible management of the Company. The Compensation Committee regularly considers plan design so that the total program is as effective as possible in furthering shareholder interests. The Compensation Committee bases its review on the experience of its own members, on information requested from management personnel, and on discussions with and information compiled by various independent consultants retained by the Company.

                                                Compensation Committee:

                                                Christopher D. Illick
                                                Michael G. Acton
                                                Thomas Q. Garvey III, M.D.

                            Stock Performance Graph

      The following graph compares the yearly cumulative total returns from the Company's common stock during the five fiscal years ended September 30, 1998, with the cumulative total return on the Media General Index and the Standard Industrial Classification (SIC) Code Index for that same period. The comparison assumes $100 was invested on October 1, 1993 in the Company's common stock and in the common stock of the companies in the referenced Indexes and further assumes reinvestment of dividends. [GRAPHIC OMITTED]

                          [LINE GRAPH APPEARS HERE]

                       ASSUMES $100 INVESTED ON OCT. 01, 1993
                          ASSUMES DIVIDEND REINVESTED
                          FISCAL YEAR ENDING SEPT. 30, 1998

                          Fiscal Year Ending September 30,
                          --------------------------------

                                  1993      1994      1995      1996      1997      1998
                                  ----      ----      ----      ----      ----      ----
Biomune Systems, Inc.              100    284.43    187.43    117.96     22.46      2.46
Commercial Physical Research       100     74.10    116.82    111.03    133.28    107.45
Media General Composite            100    104.92    125.75    149.50    203.79    209.69

Compensation of Directors

      Members of the Board of Directors who are not directly or indirectly employed by the Company are paid $500 for each Board meeting they attend or participate in, in addition to having their expenses in connection with such attendance or participation. No stock options were issued during fiscal year 1998 to any such Directors for their service on the board.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the 1934 Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's common stock and other equity securities. Officers, directors and greater than 10% shareholders are requested by SEC Regulations to furnish the Company with copies of all
Section 16(a) reports they file. Based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended September 30, 1998 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than 10% beneficial owners.

        Security Ownership of Certain Beneficial Owners and Management

      To the Company's knowledge, the following table sets forth information regarding ownership of the Company's outstanding common stock on January 4, 1999 by beneficial owners of more than 5% of the outstanding shares of common stock; each director and each executive officer; and all directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock listed.

                                                                          Shares of Common stock
Name and Address                                                          Beneficially  Owned (2)
of Beneficial Owner (1)                                        Number       Percentage of Class
------------------------------------------------------ -----------------------------------------

5% Beneficial Owners

Directors/Officers

Michael G. Acton(3) (Executive Officer/Director)               9,057               *

Aaron Gold, D.D.(4) (Director)                                 2,046               *
4373 Sheldon Drive
La Mesa, CA 92401

Charles J. Quantz.(5) (Director)                                 872               *
Post Office Box 8186
Emeryville, CA 94663

Thomas Q. Garvey, III, M.D.(6) (Director)                      1,050               *
10125 Gary Road
Potomac, MD 20854

Christopher D. Illick(7) (Director)                           17,520              1.3%
22 Mountain Avenue
Princeton, N.J. 08450

All executive officers and
directors as a group (persons)(8)                             30,545              2.3%
________________________________

*      Less than 1%

[Footnotes continued on next page.]

      (1) Unless otherwise indicated, such person's address is the same as the Company's address.

      (2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date on which beneficial ownership is calculated, upon the exercise of options or warrants or otherwise. Each beneficial owner's percentage of ownership is determined by assuming that options, warrants, or other rights to acquire shares, held by such person (but not those held by any other person) and exercisable within sixty (60) days from the date hereof have been fully exercised. Percentages are calculated based on 1,316,662 shares of common stock outstanding as of January 4, 1999 (as adjusted for shares deemed to be beneficially owned by such shareholder).

      (3) Mr. Acton owns 4,752 shares of common stock directly and options to purchase 4,306 shares of common stock.

      (4) Dr. Gold owns 696 shares of common stock directly and options to purchase 1,350 shares of common stock.

      (5) Mr. Quantz owns 122 shares of common stock directly and options to purchase 750 shares of common stock

      (6) Dr. Garvey owns 53 shares of common stock directly and options to purchase 997 shares of common stock.

      (7) Mr. Illick owns 16,470 shares of common stock directly and options to purchase 1,050 shares of common stock.

      (8) Based on a total of 1,325,115 shares of common stock, assuming the exercise of all options held by such person and exercisable within 60 days of the date of this statement.


      Approximately 2.3% of the issued and outstanding shares of the Company's common stock are beneficially owned by current directors and executive officers of the Company. There are no arrangements known to the Company, the operation of which may, at a subsequent date, result in a change of ownership or control of the Company.

                Certain Relationships and Related Transactions

David Derrick

      ADP. The Company entered into an Employment and Non-Competition Agreement with David G. Derrick, the Company's Chief Executive Officer and Chairman of the Board, effective June 15, 1996, which expired September 30, 1997. Mr. Derrick continued that position under a modified agreement until July 1998.

      MK Financial, Inc. In fiscal year 1998, the Company entered into an investment banking arrangement with MK Financial, Inc., an entity owned by David
G. Derrick. Under this arrangement, the Company paid $150,000 to MK Financial for fees and commissions related to investment banking services performed during fiscal year 1998.

      Harrogate Marketing LLC. The Company has an agreement with Harrogate under which Harrogate provides marketing and management services and is paid a fee equal to 45% of the gross revenues from the sale of nutrition and medical food products. Harrogate is owned by David Derrick. The Company also granted
Harrogate an option to purchase 308,000 shares of common stock at a price of $2.00 per share. Harrogate agreed to assume the expense (including legal fees and costs) of pending litigation and all marketing costs.

      Rockwood Transaction. Mr. Derrick personally guaranteed certain obligations of the Company in connection with the Rockwood purchase. The Company agreed to indemnify Mr. Derrick in connection with such guarantee. In addition, certain obligations of Cypress Springs LLC, the minority owner of Rockwood, relating to the assumption of the negative net worth of Rockwood at September 30, 1998, were guaranteed by Mr. Derrick. In January 1999, Mr. Derrick satisfied this note to Rockwood through a contribution of assets.

      Calvin Black Trust Loan. The Company borrowed $600,000 from the Calvin Black Trust. The trustee of the Trust is Phil B. Acton, the brother of the Company's President and CEO, Michael G. Acton. The loan to the Company is secured by assets, including accounts receivable and inventory. The obligation is guaranteed personally by Mr. Derrick, whose guarantee is further secured by the pledge of 60,000 shares of common stock of the Company beneficially owned by Mr. Derrick. The note is due February 28, 1999.

James J. Dalton

      Consulting Agreement. The Company has a consulting agreement (the "Consulting Agreement") with James J. Dalton, a former director of the Company. Pursuant to the Consulting Agreement, the Company pay Mr. Dalton a fee of $5,000 and 600 shares of common stock each month (for a total of 7,200 shares). Mr. Dalton was also granted a five year warrant exercisable for 10,000 shares of the Company's common stock. During fiscal year 1997, the Company issued to Mr. Dalton options to purchase 49,400 shares of the Company's common stock at $3.70 per share.

      Loans. During fiscal year 1995 and fiscal year 1994, the Company made loans aggregating $175,000 and $90,000, respectively, to Mr. Dalton. These loans were unsecured, bore interest at an annual rate of 12% and were due on demand. During fiscal year 1996, 1995 and 1994, Mr. Dalton made principal and interest payments totaling $60,000, $16,605 and $90,000, respectively, on those loans. On January 29, 1996, the Company agreed to eliminate the remaining principal and interest balances on these loans, which totaled approximately $126,000, in exchange for Mr. Dalton relinquishing his right to receive 50% of the future net profits of Volu-Sol (a former subsidiary of the Company), if any, for three years after the expiration of his agreement with the Company (or any extension thereof).

Christopher D. Illick

       The Company has a Consulting Agreement with Christopher D. Illick, one of the Company's directors and a member of its Compensation and Audit Committees. That Consulting Agreement provides for Mr. Illick's services as a director of the Company and as a member of the Company's Compensation and Audit Committees. Pursuant to that Consulting Agreement, the Company issues Mr. Illick 225 shares of common stock each month.

         PROPOSAL 2 - Ratification of Independent Public Accountants

      The Board of Directors of the Company has selected Tanner + Company as the independent public accountants for the Company to audit its consolidated financial statements for the fiscal year ending September 30, 1999. Tanner + Company also served as the Company's independent public accountants for the fiscal year ended September 30, 1998.

      At the Annual Meeting, shareholders will be asked to ratify the selection by the Board of Directors of Tanner + Company as the Company's independent public accountants. The vote of a majority of the shares cast at the Annual Meeting will ratify this selection.

               The Board  of  Directors   recommends  a  vote  FOR
                  ratification  of the  selection of  independent
                               public accountants.

      Representatives of Tanner + Company are expected to attend the Annual Meeting and will have an opportunity to make a statement if they desire, and they will be available to respond to appropriate questions from shareholders.

               PROPOSAL 3 - Adoption of 1999 Stock Option Plan

      The Board of Directors of the Company has adopted a new stock option plan, the 1999 Stock Option Plan. Under the 1999 Plan, the Company may grant options to eligible participants for the purchase of up to an aggregate of 500,000 shares of common stock.

      Key provisions of the 1999 Plan include the following:

      o The definition of persons eligible to participate in the 1999 Plan includes employees, officers and directors of the Company, as well as consultants and other persons who contribute to the business of the Company as selected at the discretion of the committee administering the plan ("Committee").

      o The Committee will be comprised of two or more directors of the Company, selected by the Board of Directors. If no Committee is established, then the Board will administer the plan. The Committee has broad authority to select persons to receive awards under the plan and to establish the terms and conditions applicable to the exercise of such awards and the duration of the awards.

      o Total number of shares issuable upon exercise of grants under the 1999 Plan is 500,000 shares of common stock.

      o Awards under the plan will be made in the form of options to purchase common stock of the Company at prices and on terms consistent with the terms of the plan, as established by the Committee.

The Board of Directors believes that the 1999 Plan will provide the Company with greater flexibility in compensating persons who contribute in the future to the successful operation and growth of the Company.

The Board of Directors recommends a vote FOR the ratification of the adoption of the 1999 Plan.

               PROPOSAL 4 - Issuance of Shares Upon Conversion of
                       Certain Shares of Preferred Stock

      The Company has issued shares of preferred stock in several series. Under the designation of rights and preferences of such series of preferred stock, conversion of such shares is limited. Among other things, the total number of shares of common stock issuable under the Series F and Series J Preferred cannot exceed 20% of the total issued and outstanding common shares of the Company. This limitation is intended to comply with the rules of the Nasdaq SmallCap Stock Market, where the Company's common stock is listed for trading.

      To the extent that the conversion price of such preferred series would result in issuance of a number of shares of common stock in excess of the 20% limitation, the Company may be required to redeem the preferred shares that may not be converted. Because the number of shares issuable upon conversion of these series of preferred stock increases as the price of the Company's common stock declines, if there were a significant decline in the market price of the Company's common stock and if the Company were permitted to issue an unlimited number of shares of common stock upon conversion of such shares of preferred stock, the issuance could result in a change of control of the Company. Even if such issuance did not result in a change of control, the issuance of a significant number of shares of common stock upon conversion of preferred stock will result in immediate and substantial dilution of the existing shareholders. Notwithstanding this risk of substantial dilution, the Board of Directors believes that this limitation may result in the Company being required to obtain financing from outside sources in order to have sufficient cash to redeem such shares. Management believes it is important that the Company be permitted to conserve its cash and to use it for further development of its business.

      If the shareholders do not approve waiving the 20% limitation on the Series F Preferred and the Series J Preferred, based on a market price of $2.21 at April 14, 1999, and if the maximum number of the issued and outstanding shares of Series F Preferred and Series J Preferred were converted on such date, there would be a total of 250,000 shares of common stock issued upon conversion of the Series F Preferred and 250,000 shares of common stock upon conversion of Series J Preferred. The Company would be required to redeem the remaining Series F Preferred Shares and Series J Preferred Shares at a cost of $475,266 and $885,112, respectively. If the waiver of the 20% limitation is approved, and assuming conversion of all of the outstanding shares of both Series F Preferred and Series J Preferred at the market price of the common stock on April 14, 1999, a total of 448,028 shares of common stock would be issued in connection with the conversion of the Series F Preferred and a total of 582,000 shares of common stock would be issuable in connection with the conversion of the Series J Preferred. This would represent 22% and 29%, respectively, of the total issued and outstanding common shares of the Company prior to conversion and 15% and 19% of the issued and outstanding common shares immediately following conversion. No shares of Series F Preferred or Series J Preferred are owned by executive officers or directors of the Company. A former director and executive officer of the Company and a significant shareholder of the Company, is the beneficial owner of 693 shares of Series J Preferred and 1,367,415 shares of Series F Preferred acquired in a private transaction. If this amendment to the rights and preferences of these series of preferred stock is approved, and all of these of preferred stock were converted at the price indicated above, a total of 801,485 shares of common stock (approximately 26.2% of the total issued and outstanding common shares) would be issuable to this former director and officer.

      The change would be accomplished by an amendment to the Designation of Rights and Preferences of the Series F Preferred and the Series J Preferred to delete reference to the 20% limitation. A copy of the proposed amendment is attached to this Proxy Statement as an exhibit.

      The Board of Directors believes the acceptance of this proposal will give the Company greater flexibility in its business dealings with the holders of these preferred shares. By removing the limitation on conversion, the Company will be able to conserve its cash for purposes other than the redemption of shares from the holders of the Series F Preferred and the Series J Preferred. Such purposes may include, among other things, acquisition of additional products or product lines, and general corporate purposes. In addition, to raise the capital that will be required to make the redemption of the Series F and Series J Preferred (should the shareholders not approve the removal of the limitation on conversion), the Company will likely be required to sell additional shares of its equity securities, including, for example, shares of its common stock or shares of other securities convertible into common stock, such as future series of preferred stock. This would result in further dilution of the Company's shareholders, perhaps in amounts that approximate or even exceed the additional incremental dilution they may experience by permitting the Series F Preferred and Series J Preferred to be converted without regard to the current limitation on conversion. This may have the effect of reducing the price of the Company's common stock.

  The Board of Directors recommends a vote FOR the approval of Proposal #4.

                    PROPOSAL 5 - Change of Corporate Name

      The Board of Directors has approved and recommends that the shareholders approve an amendment to the Articles of Incorporation of the Company to change the name of the Company from Biomune Systems, Inc. to Optim Nutrition, Inc. Management believes this name, which is the same as the name of the Company's operating subsidiary, more correctly reflects the business direction of the Company. The Company is marketing nutritional products, including medical food bars and energy bars under the Optim trade name. Additional products are expected to be added to the line in calendar 1999. A change of the corporate name will identify the Company more closely with its marketing and sales efforts and its products.

      Under Nevada law, the vote of a majority of the issued and outstanding stock of each class entitled to vote on the amendment is required to approve the amendment to the Company's Articles of Incorporation. A copy of the form of the proposed amendment is attached as an exhibit to this Proxy Statement. If approved, the amendment will be filed at such time following the meeting as management in its discretion shall determine appropriate.

  The Board of Directors recommends a vote FOR the approval of Proposal #5.

                                Other Matters

      Management knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the enclosed form of Proxy will vote such Proxy in accordance with their judgment.

                                Annual Report

      A copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, as filed with the SEC, may be obtained by shareholders without charge by written request to Michael G. Acton, Chief Executive Officer, Biomune Systems, Inc., 2401 South Foothill Drive, Salt Lake City, Utah 84109-1405.

                                          By Order of the Board of Directors


                                          Michael G. Acton, President and CEO

Dated: May 5, 1999

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